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EXHIBIT 5

October 31, 2001

Board of Directors
MB Financial, Inc.
1200 North Ashland Avenue
Chicago, Illinois 60622

Members of the Board:

    We have acted as counsel to MB Financial, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 127,089 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Coal City Corporation 1995 Stock Option Plan (the "Plan").

    In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

    Based upon the foregoing, it is our opinion that:

1.
The shares of Common Stock being so registered have been duly authorized.

2.
The shares of Common Stock to be offered by the Company will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

    We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ SILVER, FREEDMAN & TAFF, L.L.P.

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  EXHIBIT 5